CONSENT OF INDEPENDENT ACCOUNTANTS

We hereby consent to the incorporation by reference in the Prospectus constituting part of this Registration Statement on Form S-3 of Chartwell Leisure Inc. of our report dated February 20, 1996 relating to the financial statements of the Acquired Business for the year ended January 31, 1995, which appears on page F-29 of Chartwell Leisure Inc.'s Annual Report on Form 10-K for the year ended December 31, 1996. We also consent to the reference to us under the heading "Experts" in such Prospectus.





PRICE WATERHOUSE LLP


San Diego, California
April 25, 1997



C/M 11752.0018 485649.1